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                                 p:\edgarwp\mtns\mtn3111.doc
PROSPECTUS                 Pricing Supplement No. 3111
Dated January 10, 1995     Dated April 28, 1998
PROSPECTUS     SUPPLEMENT                 Rule    424(b)(3)-
Registration Statement No. 333-07469
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  April 28, 1998

Settlement Date (Original Issue Date):  May 1, 1998

Maturity Date: May 1, 2013

Principal Amount (in Specified Currency):  US$20,000,000

Price to Public (Issue Price):   100.00%

Agent's Discount or Commission:  0.125%

Net Proceeds to Issuer:    US$19,975,000

Interest Rate Per Annum:    6.50%

Interest Payment Date(s):
                 March 15 and September 15 of each year

         X         Other: Monthly on the 1st of each  month,
       commencing on June 1, 1998 (with respect to the period from and including May 1, 1998 to but excluding June 1, 1998) and the Maturity Date (with respect to the period from and including April 1, 2013 to but excluding May 1, 2013)

Form of Notes:

  X  DTC registered             ____  non-DTC registered

Repayment, Redemption and Acceleration

   Initial Redemption Date:  May 1, 1999, and thereafter  on
any         Interest        Payment        Date         (See
"Additional Terms--Redemption" below)
  Initial Redemption Percentage:  100%
  Optional Repayment Date(s):  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH  ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                         (Fixed Rate Notes)
                              Page 2
                         Pricing Supplement No. 3111
                         Dated April 28, 1998
                             Rule     424(b)(3)-Registration
Statement No. 333-07469


Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Interest.

  Accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on May 1, 1999 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.
                         (Fixed Rate Notes)
                              Page 3
                         Pricing Supplement No. 3111
                         Dated April 28, 1998
                             Rule     424(b)(3)-Registration
Statement No. 333-07469

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated
   Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture.

Additional Information:

  General.

  At December 31, 1997, the Company had outstanding indebtedness totalling $136.814 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 1997 excluding subordinated notes payable after one year was equal to $136.117 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                 Year Ended December 31,
           1993   1994  1995  1996  1997
           1.62   1.63  1.51  1.53  1.48

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act to which reference is hereby made.

                         (Fixed Rate Notes)
                              Page 4
                         Pricing Supplement No. 3111
                         Dated April 28, 1998
                             Rule     424(b)(3)-Registration
Statement No. 333-07469

Plan of Distribution:

  Goldman,  Sachs  &  Co. is acting as agent  in  connection
  with  the  distribution  of the  Notes.   The  Agent  will
  receive a selling commission equal to 0.125% of the principal amount of the Notes.